Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), effective as of September 13, 2022 (the “Effective Date”), is entered into by and between Tabula Rasa HealthCare, Inc., a Delaware corporation (the “Company”), and Indaba Capital Management, L.P. (“Indaba”). Indaba and each of its Affiliates (as defined below) are collectively referred to as the “Investors.” The Company and Indaba are sometimes together referred to herein as the “Parties,” and each, a “Party.”

WHEREAS, the Investors beneficially own 6,521,578 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and hold $89,728,000 aggregate principal amount of the Company’s 1.75% convertible senior subordinated notes due February 15, 2026 (the “Senior Notes”), which, subject to conditions and adjustments described in the indenture governing the Senior Notes, the Investors have the right to convert into 1,282,805 shares of Common Stock as of the Effective Date; and

WHEREAS, the Parties have determined that it is in their respective best interests to come to an agreement with respect to the composition of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Board Composition and Related Matters.

(a)      Board Matters.

(i)        Effective upon the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to (A) accept the resignations tendered by each of Dr. Calvin Knowlton and Dr. Orsula Knowlton (together, the “Knowltons”) as directors of the Company, who the Company hereby represents have submitted, or shall no later than the date hereof submit, letters of resignation to the Board that will become effective immediately prior to the appointment of the New Directors (as defined below) and (B) appoint Jonathan D. Schwartz (the “Non-Indaba Designee”) to the Board as a Class III director and Derek C. Schrier (the “Indaba Designee” and together with the Non-Indaba Designee, the “New Directors”) to the Board as a Class III director. Notwithstanding that the New Directors will be appointed as Class III directors with terms expiring at the 2025 annual meeting of stockholders (the “2025 Annual Meeting”), the New Directors intend to voluntarily stand for election at the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”) and 2024 annual meeting of stockholders.

(ii)        During the period commencing on the Effective Date through the end of the 2023 Annual Meeting, the size of the Board shall not exceed nine (9) members without the prior written consent of Indaba (such consent not to be unreasonably withheld, conditioned or delayed).

(iii)       Effective upon the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to (A) appoint Michael Purcell as the independent Chair of the Board and (B) eliminate the role of Lead Independent Director of the Board.

(iv)       Following the Effective Date, Mr. A Gordon Tunstall will continue to serve on the Board as an independent director until the earlier of (x) the appointment of a third, new independent director designated by Indaba, who is racially or ethnically diverse, subject to the Board’s approval, which is not to be unreasonably withheld and (y) December 31, 2022, at which time he will voluntarily resign from the Board (with such resignation not to be unreasonably withheld, conditioned or delayed).

(b)      Board Committees.

(i)        Effective upon the appointment of the New Directors, the Board shall take all necessary actions to form a Strategic Review Committee of the Board (the “Strategic Committee”). The scope of the Strategic Committee will be to oversee the Company’s current strategic process relating to the sale of non-core assets and explore other strategic alternatives and value creation opportunities with a view toward maximizing stockholder value. The Strategic Committee shall consist of no more than three (3) directors, who shall initially be the New Directors and Dr. Jan Berger, to serve until the 2023 Annual Meeting. The Indaba Designee shall serve as Chair of the Strategic Committee until the 2023 Annual Meeting.

(ii)        Effective upon the appointment of the New Directors, the Board shall take all necessary actions to consolidate the Corporate Governance Committee of the Board and Nominating Committee of the Board into one committee of the Board (the “Nominating and Governance Committee”), consisting of no more than three (3) directors, who shall initially be the Non-Indaba Designee, Kathrine O’Brien, and Dennis Helling, to serve until the 2023 Annual Meeting. Ms. O’Brien shall serve as Chair of the Nominating and Governance Committee until the 2023 Annual Meeting.

(iii)       Effective upon the appointment of the New Directors, the Board shall take all necessary actions to reduce the size of the Compensation Committee of the Board (the “Compensation Committee”), such that it shall consist of no more than three (3) directors, who shall initially be the Non-Indaba Designee, Pamela Schweitzer, and Ms. O’Brien, to serve until the 2023 Annual Meeting. The Non-Indaba Designee shall serve as Chair of the Compensation Committee until the 2023 Annual Meeting.

(iv)       Effective upon the appointment of the New Directors, the Board shall take all necessary actions to reconstitute the Audit Committee of the Board (the “Audit Committee”), such that it consists of no more than three (3) directors, who shall initially be of Mr. Purcell, Dr. Berger, and Samira Beckwith, to serve until the 2023 Annual Meeting. Mr. Purcell shall continue to serve as Chair of the Audit Committee until the 2023 Annual Meeting.

(c)      Board Compensation and Other Benefits. The Company agrees that each New Director (and any Replacement Director) shall receive (i) the same benefits of director and officer insurance as all other non-management directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board, and (iii) such other benefits on the same basis as all other non-management directors on the Board.

(d)      Board Policies and Procedures. Each Party acknowledges that each New Director (and any Replacement Director), shall be governed by all the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board (collectively, the “Company Policies”), and will be required to strictly adhere to the Company’s policies on confidentiality imposed on all members of the Board. Notwithstanding anything to the contrary contained in this Agreement or the Company Policies, the Indaba Designee (and any Replacement Director) may provide Confidential Information (as defined below) of the Company to Indaba or legal counsel retained by Indaba that the Indaba Designee (or any Replacement Director) learns in his or her capacity as a member of the Board; provided, however, that prior to providing such Confidential Information, the intended recipients shall execute a customary confidentiality agreement pursuant to which (i) they shall be informed of the confidential nature of the Confidential Information and (ii) Indaba shall cause such intended recipients to refrain from disclosing the Confidential Information to anyone, by any means, or from otherwise using the Confidential Information in any way other than in connection with assisting Indaba in the evaluation of its investment in the Company.

(e)      Replacement Rights. If, at any time prior to the Termination Date, either of the New Directors (or any Replacement Director) is unable to serve as a director for any reason and ceases to be a director, Indaba shall have the right to propose to the Company a replacement director (a “Replacement Director”) with relevant financial and business experience, who qualifies as “independent” pursuant to Nasdaq Stock Market LLC’s listing standards and the Securities and Exchange Commission (the “SEC”) rules and regulations; provided that Indaba’s right to propose a Replacement Director pursuant to this Section 1(e) shall terminate when the Investors cease to beneficially own, in the aggregate, the Minimum Ownership Amount (as defined below). Any candidate for Replacement Director shall be subject to the reasonable approval of the Nominating and Governance Committee and the Board, which approval shall occur as soon as practicable following Indaba proposing a director and shall not be unreasonably withheld, conditioned or delayed, and such Replacement Director shall be appointed to the Board within five (5) business days after the Board and the Nominating Committee have approved of such candidate. Any Replacement Director appointed to the Board in accordance with this Section 1(e) shall be appointed to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. In the event the Board or the Nominating and Governance Committee determines in good faith not to approve any Replacement Director proposed by Indaba, Indaba shall have the right to propose additional Replacement Directors in accordance with this Section 1(e) until a Replacement Director is appointed to the Board.

(f)       Board Declassification. The Company agrees that following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to seek the approval of the Company’s stockholders at the 2023 Annual Meeting of an amendment to the Certificate of Incorporation (as defined below) to declassify the structure of the Board, such that all directors up for election beginning with the 2023 Annual Meeting will be elected for a one year term (assuming stockholder approval of the amendment to the Certificate of Incorporation providing for such declassification), with the Board becoming fully declassified by the 2025 Annual Meeting.

2.             Management Transition and Related Matters

(a)      Effective upon the execution of this Agreement, the Knowltons will deliver their respective resignation notices to the Board, pursuant to which the Knowltons will resign from any and all positions of the Company they each respectively hold (the “Resignations”), with such Resignations to be effective as of the Effective Date. Effective upon the Resignations, Brian Adams will be appointed as interim Chief Executive Officer (provided, however, that oversight with respect to the matters indicated on Schedule 1 attached hereto shall be assigned to the Company’s Chief Financial Officer, who shall then report directly to both the interim Chief Executive Officer and the Board on such matters) and the Board shall commence a search for a new Chief Executive Officer of the Company promptly following the Resignations.

(b)      In connection with the Resignations, each of the Knowltons will enter into an executive separation agreement effective as of the Effective Date in the form attached hereto as Exhibit A.

(c)      Effective upon the Resignations, the Company will enter into consulting agreements with each of the Knowltons, in the form attached hereto as Exhibit B, in order to facilitate the successful transition of his or her, as applicable, responsibilities.

3.              Withdrawal of Section 220 Demand And Waiver Of Inspection Rights During The Term. As of the Effective Date, Indaba shall be deemed to have irrevocably withdrawn its stockholder inspection demand letter (the “Section 220 Demand”) that it delivered to the Company on July 27, 2022, pursuant to Section 220 of the DGCL. During the Term, Indaba and its Affiliates irrevocably waives any and all rights to inspect the Company’s books and records pursuant to Section 220 of the DGCL or the common law.

4.              No Litigation and General Release of Claims. During the Term, each Party hereby covenants and agrees that it shall not, and shall not permit any of its Affiliates or Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten or initiate any lawsuit, claim, or other proceeding before any court (each, a “Legal Proceeding”) against the other Party, any of its Affiliates, or its Representatives, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement, or (b) counterclaims with respect to any proceeding initiated by or on behalf of one Party or its Affiliates against any other Party or its Affiliates; provided, however, that the foregoing shall not prevent any Party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of, or at the direct or indirect suggestion of such Party or any of its Representatives; provided, further, that in the event any Party or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party (except where such notice would be legally prohibited or not practicable). Each Party represents and warrants to each other Party that neither it nor any assignee has filed any Legal Proceeding or is aware of any Legal Proceeding, or a Legal Requirement related thereto, against any other Party that has not been disclosed to such other Party prior to the date hereof. It is understood and that in consideration of the mutual promises and covenants contained herein, and after consultation with their respective counsel, the Company, on the one hand, and each other Party, on the other hand, on behalf of themselves and for all of their past and present related, parent and subsidiary companies, joint venturers, limited liability companies, and partnerships, successors, assigns, and the respective owners, officers, directors, nominees for election to the Board, agents, employees, shareholders, members, consultants and attorneys, Affiliates, and other Representatives of each of them (collectively “Affiliated Persons” and each, an “Affiliated Person”), irrevocably and unconditionally release, acquit and forever discharge the other and all of their Affiliated Persons, from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, losses, controversies, contentions, complaints, promises, accountings, bonds, bills, debts, dues, sums of money, expenses, specialties and fees and costs (whether direct, indirect or consequential, incidental or otherwise including, without limitation, attorney’s fees or court costs, of whatever nature) incurred in connection therewith of any kind whatsoever, whether known or unknown, suspected or unsuspected, in their own right and derivatively, in law or in equity or liabilities of whatever kind or character (the “Claims”), which the Parties have or may have against one another based upon events occurring prior to the date of the execution of this Agreement, including, without limitation, arising out of or related to the Section 220 Demand, the engagement and interactions between the Investors and the Company (either directly or through their respective Representatives) and the Parties’ communications with other investors in the Company (the “Released Matters”). The Parties acknowledge that this general release of claims includes, but is not limited to, any and all statutory and common law claims for, among other things, fraud and breach of fiduciary duty based upon events occurring prior to the Effective Date. The Parties intend that the foregoing release be broad with respect to the Released Matters, provided, however, this release and waiver of Claims does not release any rights and duties under this Agreement and shall not include any actions or claims any Party may have for breach of, or to enforce, the terms of this Agreement.

Each of the Parties to this Agreement represents and warrants that it has not heretofore transferred or assigned, or purported to transfer or assign, to any person, firm, or corporation any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities, or indemnities herein released.

The Company, on the one hand, and the Investors, on the other hand, on behalf of themselves and their Affiliated Persons, each acknowledge that as of the Effective Date, the Parties may have claims against an Affiliated Person that a Party does not know or suspect to exist in his, her or its favor, including, but not limited to claims that, had they been known, might have affected the decision to enter into this Agreement, or to provide the general release set forth in this Section 4. In connection with any such claims, the Parties agree that they intend to waive, relinquish, and release any and all provisions, rights, and benefits any state or territory of the United States or other jurisdiction that purports to limit the application of a release to unknown claims, or to facts unknown at the time this Agreement was entered into. Without limiting the foregoing, the Parties expressly waive any right or protection under Section 1542 of the California Civil Code, which provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY. In connection with the foregoing waiver, the Parties acknowledge that they, or any of them, may (including after the Effective Date) discover facts in addition to or different from those known or believed by them to be true with respect to the subject matter of this Agreement, but it is the intention of the Parties to complete, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all claims that they may have against each other and their Affiliated Person, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, that now exist or previously existed, without regard to the subsequent discovery of additional or different facts. The Parties acknowledge that the foregoing waiver is a key, material, bargained-for element to this Agreement and the general release that is part of it. The Parties further acknowledge that nothing is this this Section 4, will prevent directors from carrying out in good faith their fiduciary duties as directors of the Company.

5.             Mutual Non-Disparagement.

(a)      Subject to Section 6, Indaba agrees that, during the Term, neither it nor any other Investor shall, and it shall cause each of its Representatives and the other Investors’ Representatives not to, directly or indirectly, in any capacity or manner, make, transmit or otherwise communicate in any way any remark, comment, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably constitute an ad hominem attack on, or otherwise defames, the Company or any of its Representatives, or any of their businesses, products or services.

(b)      The Company hereby agrees that, during the Term, neither it nor any of its Representatives shall, and it shall cause each of its Representatives not to, directly or indirectly, in any capacity or manner, make, transmit or otherwise communicate in any way any remark, comment, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory, or constitute an ad hominem attack on, or otherwise defames the reputation or good name of the Investors or any of their Representatives, or any of their businesses, products or services.

(c)      Notwithstanding the foregoing, nothing in this Section 5 or elsewhere in this Agreement shall prohibit any Party from making any factual statement, including as required under the federal securities laws or other applicable laws (including to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations.

(d)      The limitations set forth in Sections 5(a) and 5(b) shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Sections 5(a) and 5(b), if such statement by the other Party was made in breach of this Agreement.

6.             Standstill.

(a)      During the Term, Indaba shall not, and shall cause the other Investors and its and the other Investors’ respective Representatives not to, in any way, directly or indirectly (in each case, except as expressly permitted by this Agreement):

(i)         make, engage in, or in any way participate in, directly or indirectly, any “solicitation” (as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

(ii)        knowingly encourage or advise any Third Party (as defined below) or knowingly assist any Third Party in encouraging or advising any other person (A) with respect to the giving or withholding of any proxy or consent relating to, or other authority to vote, any Voting Securities, or (B) in conducting any type of referendum relating to the Company (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter);

(iii)       form, join or act in concert with any “group” as defined pursuant to Section 13(d) of the Exchange Act with respect to any Voting Securities, other than solely with Affiliates of the Investors with respect to Voting Securities now or hereafter owned by them or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject to any securities of the Company to any arrangement or agreement with respect to the voting thereof, except as expressly set forth in this Agreement;

(iv)       make, or in any way participate in, any offer or proposal with respect to any Extraordinary Transaction (as defined below), either publicly or in a manner that would reasonably require public disclosure by the Company or Indaba and any of the other Investors (it being understood that the foregoing will not restrict the Indaba and the other Investors from tendering shares, receiving payment for shares or otherwise participating in any Extraordinary Transaction initiated by a Third Party on the same basis as other stockholders of the Company);

(v)       make any public proposal with respect to any material change in the capitalization, stock repurchase programs, dividend policy, management, business, strategy or corporate structure of the Company or any of its subsidiaries;

(vi)       enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement, in each case other than (A) this Agreement, (B) solely with Affiliates of the Investors or (C) granting proxies in solicitations approved by the Board;

(vii)      (A) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board (including, for the avoidance of doubt, by making a change to the size of the Board or proposing to fill any vacancies on the Board), except as set forth in this Agreement, (B) make or be the proponent of any stockholder proposal to the Company, (C) seek, alone or in concert with others, the removal of any member of the Board; or (D) call or seek to call, alone or in concert with others, a special meeting of stockholders of the Company; provided that nothing in this Agreement will prevent the Investors or their Affiliates from taking actions in furtherance of identifying any Replacement New Director;

(viii)      make any request for stockholder list materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise; provided that nothing herein shall prevent either New Director (or any Replacement Director) from making such a request solely in such New Director’s (or Replacement Director’s) capacity as a director in a manner consistent with his or her fiduciary duties to the Company;

(ix)       enter into any negotiations, agreements or understandings with any person not (A) a Party to this Agreement, (B) a member of the Board, (C) an officer of the Company, or (D) an Affiliate of the Investors (any person not set forth in clauses (A)-(D) shall be referred to as a “Third Party”) to take any action that any of the Investors are prohibited from taking pursuant to this Section 6(a);

(x)        sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities of the Company held by Indaba or any Indaba Affiliate to any Third Party that would knowingly result in such Third Party, together with its affiliates and associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time, except in a transaction approved by the Board; or

(xi)       request that the Company, directly or indirectly, amend or waive any provision of this Section (including this clause (xi), other than through non-public communications with the Company that would not reasonably be expected to trigger public disclosure obligations for any of the Parties.

Notwithstanding anything set forth herein to the contrary, nothing set forth in this Agreement shall be deemed to prevent Indaba or the other Investors from (I) communicating privately with the Board or any of the Company’s executive officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require the Company or Indaba to make public disclosure with respect thereto, (II) identifying potential director candidates to serve on the Board as Replacement Directors, so long as such actions do not create, and that Indaba would not reasonably expect to create, a public disclosure obligation for Indaba or the Company, are not publicly disclosed by Indaba or its Affiliates and are undertaken on a basis reasonably designed to be confidential; (III) making or sending private communications to investors or prospective investors in Indaba or any of its Affiliates, provided that such statements or communications (1) are based on publicly available information and (2) are not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications; (IV) taking any action to the extent necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over Indaba; or (V) communicating privately with stockholders of the Company when such communication is not made with an intent to otherwise violate, and would not be reasonably expected to result in a violation of, any provision of this Agreement. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way either New Directors (or any Replacement Director) in the exercise of his or her fiduciary duties under applicable law as a director of the Company.

(b)      Notwithstanding anything contained in this Agreement to the contrary, the provisions of Sections 4, 5 and 6 of this Agreement shall automatically terminate upon the consummation of a Change of Control transaction agreed to by the Board and involving the Company, provided, that if the Indaba Designee (or any Replacement Director thereof) approves of any such Change of Control transaction as a Board member, the termination provided for under this Section 6(b) shall not apply with respect to such Change of Control transaction.

(c)      At any time Indaba ceases to have a Schedule 13D filed with the SEC and during the Term, upon reasonable written notice from the Company pursuant to Section 17 hereof, Indaba shall promptly provide the Company with information regarding the amount of the securities of the Company (i) beneficially owned by each of the Investors, (ii) with respect to which any of the Investors has (A) any direct or indirect rights or options to acquire or (B) any economic exposure through any derivative securities or contracts or instruments in any way related to the price of such securities, or (iii) with respect to which Indaba or any other of the Investors has hedged its position by selling covered call options. This ownership information provided to the Company will be kept strictly confidential, unless required to be disclosed pursuant to applicable laws and regulations, any subpoena, legal process or other legal requirement or in connection with any litigation or similar proceedings in connection with this Agreement.

7.             Representations and Warranties of the Company. The Company represents and warrants to Indaba that (b) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (c) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, and (d) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

8.              Representations and Warranties of Indaba. Indaba represents and warrants to the Company that (e) this Agreement has been duly and validly authorized, executed and delivered by Indaba, and constitutes a valid and binding obligation and agreement of Indaba, enforceable against Indaba in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (f) the signatory for Indaba has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and Indaba, and to bind Indaba to the terms hereof and thereof, (g) the execution, delivery and performance of this Agreement by Indaba and the performance of this Agreement by the other Investors does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which any Investor is a party or by which it is bound, (h) neither Indaba nor any of its Affiliates has provided or will provide the New Directors (or any Replacement Director) with any compensation for his or her service as the New Directors (or any Replacement Director), and (e) any onboarding documentation (including any director candidate questionnaire) and other information provided by the New Directors to the Company in connection with his appointment to the Board is true, accurate and complete in all material respects. For the avoidance of doubt, any compensation received by the Indaba Designee by virtue of his or her relationship with Indaba shall not be deemed to be compensation for his or her service as a New Director.

9.             SEC Filings.

(a)      No later than four (4) business days following the Effective Date, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. The Company shall provide Indaba with a reasonable opportunity to review and comment on the Form 8-K prior to it being filed with the SEC and consider in good faith any comments provided by Indaba.

(b)      No later than two (2) business days following the Effective Date, Indaba shall file with the SEC an amendment to that certain Schedule 13D, dated December 15, 2020 and as amended (the “Schedule 13D”), in compliance with Section 13 of the Exchange Act reporting its entry into this Agreement and appending this Agreement as an exhibit thereto or incorporating this Agreement by reference to the Company’s Form 8-K (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement. Indaba shall provide the Company with a reasonable opportunity to review and comment on the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company.

10.           Term; Termination. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall automatically terminate forty-five (45) days before the nomination window closes under the Bylaws for the Company’s 2023 Annual Meeting (the “Termination Date”).

11.           Expenses. Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall promptly reimburse Indaba for its reasonable and documented out-of-pocket fees and expenses, including legal expenses, arising out of or related to its engagement with the Company to date and the negotiation and execution of this Agreement and the transactions contemplated hereby in an amount not to exceed $500,000.

12.           No Other Discussions or Arrangements. Indaba represents and warrants that, as of the date of this Agreement, except as specifically disclosed on the Schedule 13D or any Form 4 filing, (i) the Investors do not own, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities and (j) the Investors have not entered into, directly or indirectly, any agreements or understandings with any person (other than its own Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company.

13.           Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Each Party agrees that it shall bring any suit, action or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in (k) the Delaware Court of Chancery in and for New Castle County, (l) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware or (m) in the event (but only in the event) such courts identified in clauses (a) and (b) do not have subject matter jurisdiction over such Action, any other Delaware state court (collectively, the “Chosen Courts”), and, solely in connection with an Action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 17 of this Agreement. Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and may be enforced in any other courts, the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment.

14.           Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.           Specific Performance. Each of the Parties acknowledges and agrees that irreparable injury to the other Parties would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 15 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

16.          Certain Definitions. As used in this Agreement:

(a)      “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Affiliates subsequent to the Effective Date;

(b)      “beneficial owner”, “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(c)      “business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law;

(d)      “Bylaws” shall mean the Amended and Restated Bylaws of the Company, as currently in effect as of the Effective Date;

(e)      “Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company, as may be amended from time to time;

(f)      a “Change of Control” transaction shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company effects a merger or a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities, or (iii) the Company sells all or substantially all of its assets to a Third Party;

(g)      “Confidential Information” shall mean all information that is understood to be confidential by a reasonable person by the context of its disclosure and/or its content, scope or nature that is entrusted to or obtained by a director of the Company by reason of his or her position as a director of the Company, including, but not limited to, discussions or matters considered in meetings of the Board or Board committees; provided, however, Confidential Information shall not include information that (v) at the time of disclosure is, or as of and at such time such disclosure thereafter becomes, generally available to the public other than as a result of any material breach of this Agreement by Indaba or any of its Representatives or any director’s noncompliance with the Company Policies, (vi) at the time of disclosure is, or as of and at such time such disclosure thereafter becomes, available to Indaba or its Representatives on a non-confidential basis from a Third-Party source, provided that, to Indaba or its Representative’s knowledge, such Third-Party is not and was not prohibited from disclosing such Confidential Information to Indaba or its Representative by any applicable law or contractual obligation, (vii) was legally obtained by Indaba or its Representatives prior to being disclosed by or on behalf of a director of the Company (whether or not the Indaba Designee or a Replacement Director), or (viii) was or is independently developed by Indaba or any of its Representatives without reliance on, or reference to, any Confidential Information.

(h)      “Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, joint venture, business combination, financing, recapitalization, restructuring, disposition, distribution, spin-off, or sale or transfer of a majority of the Company’s assets, in one or a series of transactions.

(i)       “Minimum Ownership Amount” shall mean 5% of the outstanding Common Stock.

(j)       “other Party” shall mean, with respect to the Company, Indaba, and with respect to Indaba, the Company;

(k)      “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature;

(l)      “Representative” shall mean a person’s Affiliates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; provided, that when used with respect to the Company, “Representatives” shall not include any non-executive employees; and

(m)     “Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

17.           Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (n) when delivered by hand (with written confirmation of receipt), (o) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (p) on the date sent by email if sent during normal business hours, and on the next business day if sent after normal business hours (to the extent that no “bounce back,” “out of office” or similar message indicating non-delivery is received with respect thereto); or (q) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 17 (or to such other address that may be designated by a Party from time to time in accordance with this Section 17).

If to the Company, to its address at:

Tabula Rasa HealthCare, Inc.
228 Strawbridge Drive, Suite 100
Moorestown, New Jersey 08057

Attention:	Brian W. Adams
Email:	BAdams@trhc.com

With copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attention:	Justin W. Chairman
Kevin M. Shmelzer
Email:	justin.chairman@morganlewis.com
kevin.shmelzer@morganlewis.com

If to Indaba, to the address at:

Indaba Capital Management, L.P.

c/o Indaba Capital Management L.P.
One Letterman Drive

Building D, Suite DM700
San Francisco, CA 94129

Attention:	Derek C. Schrier
Email:	Derek@indabacapital.com

With copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019

Attention:	Steve Wolosky
Elizabeth Gonzalez-Sussman
Email:	swolosky@olshanlaw.com
egonzalez@olshanlaw.com

18.           Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party.

19.           Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

20.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

21.           Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties. Any purported assignment or delegation in violation of this Section 21 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

22.           Waivers. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

23.           Public Announcement. Promptly following the execution of this Agreement, the Company shall issue a mutually agreeable press release (the “Press Release”) substantially in the form attached hereto as Exhibit C. Prior to the issuance of the Press Release, neither the Company nor Indaba shall, and Indaba shall cause the other Investors not to, issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party, except to the extent required by applicable law or the rules of any national securities exchange.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

TABULA RASA HEALTHCARE, INC.

By:	/s/ Brian W. Adams
Name:	Brian W. Adams
Title:	Co-President

Signature Page to

Cooperation Agreement

INDABA CAPITAL MANAGEMENT, L.P.

By:	IC GP, LLC, its general partner

By:	/s/ Derek C. Schrier
Name:	Derek C. Schrier
Title:	Managing Member

Signature Page to

Cooperation Agreement